Exhibit 10.1
FIRST AMENDMENT TO DEVELOPMENT SERVICES
AND MANAGEMENT AGREEMENT BETWEEN
ABSTON-MCKAY VENTURES, LLC AND
LAKES TUNICA CASINO MANAGEMENT, LLC
     THIS AMENDMENT TO DEVELOPMENT SERVICES AND MANAGEMENT AGREEMENT (hereafter, “Amendment”) is made and entered into this 19th day of October, 2010 by and among Abston-McKay Ventures, LLC, a Mississippi limited liability company (the “Enterprise”), and Lakes Tunica Casino Management, LLC, a Minnesota limited liability company (“Manager”).
RECITALS
     A. The Parties previously executed that certain contract designated as “Development Services and Management Agreement between Abston-McKay Ventures, LLC and Lakes Tunica Casino Management, LLC,” (hereafter, “Management Agreement”) with an Effective Date of January 5, 2010.
     B. The Parties have agreed to amend Section 6.3 of said Management Agreement to revise the timing and amount of compensation payable to Manager, as reflected below.
     NOW, THEREFORE, in consideration of the hereinafter mutual promises and covenants, and for other good and valuable consideration as set forth herein, the receipt and sufficiency of which are expressly acknowledged, the Enterprise and Manager agree to as follows:
     I. Capitalized Terms. Capitalized terms used and not defined in this Amendment have the meanings ascribed to such terms in the Management Agreement.
     II. Amendments. The Management Agreement is hereby amended as follows:
          A. Section 6.3 shall be deleted in its entirety and replaced with the following
          6.3 Distribution of Revenues.
          (a) Following the Opening Date and continuing thereafter for the remainder of the term of this Agreement, all amounts on deposit in the General Operating Account, net of amounts for the Costs of Operations in accordance with the Approved Budget, shall be disbursed on a monthly basis as set forth below, paid on or about the twentieth (20th) day of each calendar month for the preceding month, Such amounts shall be disbursed from the General Operating Account in the following order of priority (subject to adjustment as determined by the Enterprise):
(i)	Current principal, interest and any other payments due on any obligations to repay funding provided by the Lender in connection the Facility Loan and/or equipping of the Casino Facilities;

(ii)	Management Fees due the Manager under Section 6.3(~~c~~ b) (except for the Development Fee, which shall be paid as provided for in Section 6.3(b)(ii) below) (provided that if the distribution under this subsection in any month is insufficient to fund such payment in full, the unpaid amount shall be deferred and paid under subsection (iii) below);

(iii)	Payment of amounts previously payable under subsections (i) and (ii) above, but payment of which was previously deferred (including, with respect to any deferred Management Fees, interest accrued thereon at the Applicable Rate from the date on which such Management Fees and payments otherwise would have been due and payable);

(iv)	Any monthly capital replacement or other reserve contributions which have been created with the written approval of the Enterprise; and

(i)	All remaining of such amounts deposited in the General Operating Account shall be disbursed to the Enterprise at the same time the Management Fees are paid to the Manager, subject to the terms of any Control Agreement.
          (b) For so long as this Agreement shall remain in effect during the term hereof and as provided for in this Agreement:
(i)	As compensation for the Manager’s management services hereunder (such compensation being herein referred to as “Management Fees”), for each Fiscal Year of the Casino Facilities’s operation the Manager shall be entitled to management compensation equal to a fixed monthly fee of $50,000.00 commencing on the Opening Date payable on the 1st day of each month, plus a percentage of EBITDA calculated at the end of each Fiscal Year and based upon the audited financial statement of the Enterprise as follows:

•	Year One: nine percent (9%) of the first $10 million of EBITDA; eleven percent (11%) of EBITDA between $10 million and $16,436,000; thirteen percent (13%) of all EBITDA in excess of $24,700,000.

•	All Years Thereafter: nine percent (9%) of the first $10 million of EBITDA; eleven percent (11%) of EBITDA between $10 million and $20 million; thirteen percent (13%) of all EBITDA in excess of $20 million.
The portion of the Management Fees based on EBITDA shall be paid no later than the 15th day of the third month after the close of each Fiscal Year. In computing EBITDA the fixed monthly Management Fee of $50,000.00 per month paid during each Fiscal Year shall be deducted prior to making such calculation.

(ii)	In addition to the recurring fees described above, the Manager shall also receive a one-time payment of $500,000.00 when the Enterprise obtains financing sufficient to proceed with the development of the Casino Facilities (“Development Fee”). This payment will be paid to the Manager by the Enterprise upon closing of such development funds from the financing sources.

(iii)	The Manager shall also receive a one time payment of $1,050,000 at the end of the third full year of operations. If such payment cannot, or will not, be paid to Manger at such time due to any payment restrictions required by a third party lender pursuant to the agreement as contemplated in Section 6(b)(iii) below, such payment shall accrue simple interest at a rate of six month LIBOR plus 2% until such payment is made to Manager. “LIBOR” shall be defined as the London Interbank Offered Rate (specifically, the daily reference rate based on the interest rates at which banks borrow unsecured funds from other banks in the London wholesale money market (or interbank market) as reported in the Wall Street Journal.)

(iv)	Manager agrees to subordinate that portion of its Management Fee based on a percentage of EBITDA as well as the one-time payments described in subpart b(ii) above (but not the fixed monthly fee described in subpart (i) above or the one-time payment described in subpart (ii) above) pursuant to a subordination agreement in form and substance reasonably acceptable to Manager and lender provided that such agreement does not restrict the payment of such Management Fee unless the Enterprise is in default under the financing agreement with such lender.
          (c) The Manager, on behalf of the Casino Facilities, is responsible for making the disbursements from the General Operating Account, as contemplated by this Section 6.3, to the appropriate parties.
     III. Effect of this Amendment. Enterprise and Manager hereby agree that all references in the Management Agreement or in the exhibits or schedules thereto to “Management Agreement” or “Agreement” shall be deemed to mean the Management Agreement as amended by this First Amendment. This Amendment shall be expressly limited to the amendment contained herein, all remaining terms of the Management Agreement shall remain in full force and effect, and this Amendment when read in conjunction with the Management Agreement shall encompass the complete understanding of the parties.

     IN WITNESS HEREOF, the parties hereto have executed this Amendment as of the date first written above.

ABSTON-MCKAY VENTURES, LLC		LAKES TUNICA CASINO MANAGEMENT, LLC

BY:	/s/ Norfleet Abston Norfleet Abston, President	BY:	/s/ Damon E. Schramm Damon E. Schramm, VP – General Counsel, Secretary